EXHIBIT 99.2
NEWS RELEASE

CONTACTS
Media Cheryl Gossin: 585-678-7191 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
Fiscal 2015 Results and Fiscal 2016 Outlook

•	Achieves fiscal 2015 comparable basis EPS of $4.44 and reported basis EPS of $4.17

•	Generates $362 million of free cash flow and $1.1 billion of operating cash flow for fiscal 2015

•	Provides fiscal 2016 outlook; expects comparable basis EPS of $4.70 - $4.90 and reported basis EPS of $4.55 - $4.75

•	Projects free cash flow of $100 - $200 million for fiscal 2016 including operating cash flow target of at least $1.15 billion and total capital expenditure estimate of $1.05 - $1.15 billion

•	Brewery expansion progressing as planned from a timing and budget standpoint

•	Initiates quarterly dividend for first time in company history

Fiscal 2015 Financial Highlights*
(in millions, except per share data)
	Comparable	% Change	Reported	% Change
Net sales	$6,028	24%	$6,028	24%

Operating income	$1,583	35%	$1,500	-38%

Operating margin	26.3%	+230 bps	24.9%	NM

Earnings before interest and taxes (EBIT)	$1,605	28%	NA	NA

Net income attributable to CBI	$893	39%	$839	-57%

Diluted net income per share attributable to CBI (EPS)	$4.44	37%	$4.17	-58%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
NM=Not Meaningful
NA=Not Applicable

VICTOR, N.Y., APRIL 9, 2015 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its fiscal 2015 results.
“We have completed another year of impressive results propelled by our Mexican beer business, which continues its incredible momentum and remains strongly positioned to generate ongoing sustainable growth. We outperformed the U.S. beer industry for the fifth consecutive year while achieving growth for every brand in our Mexican beer portfolio. And, our Nava brewery expansion is progressing as planned from a budget and timing of completion perspective,” said Rob Sands, president and chief executive officer, Constellation Brands. “Within our wine and spirits business, we achieved strong earnings growth and margin expansion, while delivering better than expected results for our spirits portfolio. The collective strength of these businesses has provided the foundation that enables us to initiate a common stock cash dividend for the first time in the history of our company, as announced earlier today. This action reflects our confidence in the long-term sustainability of our business strategy, future growth potential and the expected strength of our cash flows.”
Fiscal 2015 Net Sales Commentary
The 24 percent increase in consolidated net sales for the year was driven primarily by $941 million of incremental net sales due to the timing of the beer business acquisition. Consolidated organic net sales on a constant currency basis increased five percent.
Net sales for the beer segment increased 12 percent primarily due to volume growth and favorable pricing. Beer depletions grew eight percent, reflecting strong consumer demand for all key brands within the beer portfolio. In addition, distributors increased their inventories during the second half of the year in an effort to align with historical levels and be better positioned to meet consumer demand heading into the key summer selling season.
“Our beer business delivered strong marketplace results and enhanced market share throughout the year driven by Modelo Especial, Corona Extra and Modelo Especial Chelada,” said Sands. “The outstanding performance of our beer business reflects ongoing excellent commercial execution by our distributors and sales team, exciting brand marketing initiatives, and expanded distribution for our portfolio.”
Wine and spirits net sales on a constant currency basis increased one percent. This result reflects favorable mix, combined with a “make-whole” distributor payment associated with planned distributor destocking during the first quarter and distributor performance payments in the fourth quarter, partially offset by lower volumes, lower non-branded wine sales and higher promotional spend. “While we did not achieve our overall wine market share goals for the year, we improved product mix and posted strong depletion trends for some of our fastest-growing wine brands, including Kim Crawford, Mark West, Ruffino, Black Box, Simi, Nobilo and The Dreaming Tree. Our spirits portfolio generated excellent growth for the year and gained share in the U.S. spirits category driven by new flavor introductions, including SVEDKA Strawberry Lemonade and Mango Pineapple, as well as Paul Masson Grande Amber Peach brandy. Our Casa Noble tequila brand is gaining traction and we are introducing new promotional programs at retail for the upcoming Cinco de Mayo holiday,” said Sands.
Fiscal 2015 Operating Income and Net Income Commentary
The increase in consolidated comparable basis operating income includes an incremental benefit of $309 million due to the timing of the beer business acquisition. Operating income also benefited from excellent volume growth and favorable pricing for the base beer business, partially offset by higher marketing and general and administrative expenses. The increase in wine and spirits operating income primarily reflects favorable mix and COGS and a benefit from distributor performance payments, partially offset by higher SG&A expense, increased promotional spend and lower volume.

For fiscal 2015, pre-tax unusual items totaled $87 million of expense. This primarily included integration and other acquisition-related costs associated with the beer business acquisition and a net loss from the mark to fair value of undesignated commodity derivative contracts, primarily driven by diesel fuel. Fiscal 2014 results included a $1.6 billion non-cash gain on the remeasurement to fair value of the company’s original 50 percent interest in the Crown Imports joint venture as a result of the beer business acquisition and $301 million of non-cash impairment charges related to goodwill and intangible assets associated with the company’s Canadian wine business.
Interest expense for the year totaled $338 million, an increase of four percent. The increase was primarily due to higher average borrowings, partially offset by lower average interest rates.
The comparable basis effective tax rate for fiscal 2015 was 29.5 percent compared to a 31.2 percent tax rate for the prior year.
The reported basis effective tax rate for fiscal 2015 was 29.1 percent compared to an 11.8 percent tax rate for the prior year, which reflected the recognition of the $1.6 billion non-taxable gain and the non-deductible goodwill impairment charge.
Free Cash Flow Commentary
Free cash flow for fiscal 2015 totaled $362 million as compared to $603 million for the prior year. Benefits from the growth of the beer business were more than offset by higher capital expenditures related primarily to the expansion of the Nava brewery in Mexico.
“The exceptional cash generation capability of each of our business segments is driving our operating cash flow expectation of $1.15 to $1.35 billion for fiscal 2016. While the overall timing and costs for our brewery expansion remain unchanged, we expect to spend approximately 70% to 80% of our remaining brewery capital investments during fiscal 2016,” said Bob Ryder, chief financial officer, Constellation Brands. “As a result, we expect free cash flow to be in the range of $100 to $200 million for the year.”

Fourth Quarter 2015 Financial Highlights*
(in millions, except per share data)
	Comparable	% Change	Reported	% Change
Net sales	$1,353	5%	$1,356	5%

Operating income	$350	4%	$354	7%

Operating margin	25.8%	-40 bps	26.1%	+60 bps

EBIT	$350	4%	NA	NA

Net income attributable to CBI	$208	28%	$215	37%

EPS	$1.03	27%	$1.06	34%
Fourth Quarter 2015 Net Sales Commentary
For the quarter, the company generated consolidated net sales growth on a constant currency basis of six percent.

Net sales for the beer segment increased 11 percent primarily due to volume growth driven by continued strong consumer demand. Wine and spirits net sales on a constant currency basis increased two percent. This reflects favorable mix and distributor performance payments, partially offset by lower volume.
Fourth Quarter 2015 Operating Income and Net Income Commentary
The increase in consolidated comparable basis operating income primarily reflects the higher volume for the beer business. The decrease in wine and spirits operating income primarily reflects higher marketing and SG&A costs.
Interest expense for the fourth quarter totaled $80 million, a decrease of nine percent. The decrease was primarily due to lower average interest rates.
The comparable basis effective tax rate for fourth quarter 2015 was 23.2 percent which reflected the benefit of foreign tax credits. This compares to a 34.8 percent tax rate for the prior year fourth quarter.
Outlook
The table below sets forth management’s current EPS expectations for fiscal 2016 compared to fiscal 2015 actual results, both on a reported basis and a comparable basis.

	Reported Basis		Comparable Basis
	FY16 Estimate	FY15 Actual	FY16 Estimate	FY15 Actual
Fiscal Year Ending Feb. 28/29	$4.55 - $4.75	$4.17	$4.70 - $4.90	$4.44
For fiscal 2016, the beer business is targeting mid-single digit volume growth, high-single digit net sales growth and 10 - 12 percent operating income growth. For the wine and spirits business, the company expects net sales and operating income growth to be in the low-to-mid-single digit range.
Full-year fiscal 2016 guidance also includes the following current assumptions:

•	Interest expense: approximately $325 - $335 million

•	Tax rate: approximately 30.5 percent

•	Weighted average diluted shares outstanding: approximately 204 million

•	Free cash flow: approximately $100 - $200 million

•	Operating cash flow: approximately $1.15 - $1.35 billion

•	Capital expenditures: approximately $1.05 - $1.15 billion, including $950 million - $1.05 billion for the beer business

The beer segment’s capital investment project in Mexico (outlined in the table below) remains on track from an overall estimated cost and timing of completion perspective.

Beer Project Capital Expenditures
(in millions)	FY 2014	FY 2015 (1)	FY 2016	FY 2017 - 2018 (2)	Total
Nava Brewery (3)	$125	$550	$650 - $700	$125 - $275	$1,450 - $1,650
Nava Glass Plant - Warehouse and Rail (Investments outside of the Glass JV)		$25	$125 - $150	$25 - $50	$175 - $225
Glass Plant JV With Owens-Illinois (4) (Furnace expansion)		$25	$175 - $200	$100 - $175	$300 - $400
Total Beer Project Capital Expenditures	$125	$600	$950 - $1,050	$250 - $500	$1,925 - $2,275

(1)	Some rounding for presentation purposes.

(2)	Consists of the initial investment from 10M - 20M HL (expected to be completed in FY 2017) and the additional expansion from 20M - 25M HL (expected to be completed in FY 2018).

(3)	The significant majority of capital expenditure investment for FY 2017 - 2018 is expected to occur in FY 2017.

(4)	The company expects to receive 50% contributions from Owens-Illinois for these amounts.
Conference Call
A conference call to discuss fourth quarter and full year fiscal 2015 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Thursday, April 9, 2015 at 10:30 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments), and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.
Explanations
Reported basis (“reported”) operating income, net income and EPS are as reported under generally accepted accounting principles. Operating income, net income and EPS on a comparable basis (“comparable”), exclude items that affect comparability (“unusual items”). The company’s measure of segment profitability excludes unusual items, which is consistent with the measure used by management to evaluate results.
The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT, comparable basis effective tax rate and free cash flow.
Supplemental Financial Information
Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. In 2014, Constellation was one of the top performing stocks in the S&P 500 Consumer Staples Index. Constellation is the number three beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. Constellation is also the world’s leader in premium wine selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Rex Goliath, Mark West, Franciscan

Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Black Velvet Canadian Whisky.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 7,200 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, expected cash flow, prospects, future payments of dividends, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business May 29, 2015, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	brewery expansion activities and joint venture glass plant expansion activities take place with expected scope, on expected terms and timetable, and with receipt of any necessary regulatory approvals;

•	accuracy of supply projections, including those relating to brewery expansion and glass sourcing;

•
timeframe and actual costs associated with beer supply, brewery expansion and glass sourcing, including joint venture glass plant expansion, may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	free cash flow, operating cash flow, and capital expenditures to support long-term growth may vary from management’s current estimates;

•	timing and volume amount of beer shipments to wholesalers may vary from current expectations due to actual consumer demand;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;

•	the exact duration of the share repurchase implementation and the amount and timing of any additional share repurchases;

•	amount and timing of future dividends are subject to the determination and discretion of the Board of Directors;

•
ability to use cash flow to fund dividends could be affected by unanticipated increases in net total debt, inability to generate cash flow at the levels anticipated, and failure to generate expected earnings;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political and regulatory conditions, instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2014, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	February 28, 2015	February 28, 2014
Assets

Current assets:
Cash and cash equivalents	$110.1	$63.9
Accounts receivable	598.9	626.2
Inventories	1,827.2	1,743.8
Prepaid expenses and other	374.6	313.3

Total current assets	2,910.8	2,747.2

Property, plant and equipment	2,681.6	2,014.3
Goodwill	6,208.2	6,146.8
Intangible assets	3,181.0	3,231.1
Other assets	162.9	162.7

Total assets	$15,144.5	$14,302.1

Liabilities and stockholders’ equity

Current liabilities:
Notes payable to banks	$52.4	$57.2
Current maturities of long-term debt	158.1	590.0
Accounts payable	285.8	295.2
Accrued excise taxes	28.7	27.7
Other accrued expenses and liabilities	605.7	1,055.6

Total current liabilities	1,130.7	2,025.7

Long-term debt, less current maturities	7,137.5	6,373.3
Deferred income taxes	818.9	762.6
Other liabilities	176.1	159.2

Total liabilities	9,263.2	9,320.8

CBI stockholders’ equity	5,770.7	4,981.3
Noncontrolling interests	110.6	—

Total stockholders’ equity	5,881.3	4,981.3

Total liabilities and stockholders’ equity	$15,144.5	$14,302.1

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data)

	Three Months Ended		Years Ended
	February 28, 2015	February 28, 2014	February 28, 2015	February 28, 2014
Sales	$1,506.4	$1,438.0	$6,672.1	$5,411.0
Excise taxes	(150.2)	(146.8)	(644.1)	(543.3)
Net sales	1,356.2	1,291.2	6,028.0	4,867.7

Cost of product sold	(758.6)	(742.3)	(3,449.4)	(2,876.0)
Gross profit	597.6	548.9	2,578.6	1,991.7

Selling, general and administrative expenses	(243.9)	(219.5)	(1,078.4)	(895.1)
Impairment of goodwill and intangible assets	—	—	—	(300.9)
Gain on remeasurement to fair value of equity method investment	—	—	—	1,642.0
Operating income	353.7	329.4	1,500.2	2,437.7

Equity in earnings (losses) of equity method investees	0.4	(0.5)	21.5	87.8
Interest expense	(80.3)	(88.5)	(337.7)	(323.2)
Loss on write-off of financing costs	—	—	(4.4)	—
Income before income taxes	273.8	240.4	1,179.6	2,202.3

Provision for income taxes	(62.3)	(83.2)	(343.4)	(259.2)
Net income	211.5	157.2	836.2	1,943.1
Net loss attributable to noncontrolling interests	3.1	—	3.1	—
Net income attributable to CBI	$214.6	$157.2	$839.3	$1,943.1

Net income per common share attributable to CBI:
Basic - Class A Common Stock	$1.12	$0.84	$4.40	$10.45
Basic - Class B Convertible Common Stock	$1.02	$0.76	$4.00	$9.50

Diluted - Class A Common Stock	$1.06	$0.79	$4.17	$9.83
Diluted - Class B Convertible Common Stock	$0.98	$0.73	$3.83	$9.04

Weighted average common shares outstanding:
Basic - Class A Common Stock	170.415	166.537	169.325	164.687
Basic - Class B Convertible Common Stock	23.384	23.438	23.397	23.467

Diluted - Class A Common Stock	202.206	199.161	201.224	197.570
Diluted - Class B Convertible Common Stock	23.384	23.438	23.397	23.467

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Years Ended
	February 28, 2015	February 28, 2014
Cash flows from operating activities
Net income	$836.2	$1,943.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	162.0	139.8
Deferred tax provision	79.3	41.6
Stock-based compensation	55.0	49.9
Amortization of intangible assets	40.0	15.5
Amortization of deferred financing costs	12.2	11.6
Noncash portion of loss on write-off of financing costs	3.3	—
Equity in earnings of equity method investees, net of distributed earnings	(1.2)	(43.3)
Gain on remeasurement to fair value of equity method investment	—	(1,642.0)
Impairment of goodwill and intangible assets	—	300.9
Change in operating assets and liabilities, net of effects from purchases of businesses:
Accounts receivable	16.1	36.5
Inventories	(132.5)	(41.1)
Prepaid expenses and other current assets	(71.2)	(0.2)
Accounts payable	(0.8)	(49.3)
Accrued excise taxes	1.6	(5.5)
Other accrued expenses and liabilities	44.7	58.1
Other	36.3	10.6
Total adjustments	244.8	(1,116.9)
Net cash provided by operating activities	1,081.0	826.2

Cash flows from investing activities
Purchases of property, plant and equipment	(719.4)	(223.5)
Purchases of businesses, net of cash acquired	(310.3)	(4,681.3)
Other investing activities	13.8	41.0
Net cash used in investing activities	(1,015.9)	(4,863.8)

Cash flows from financing activities
Principal payments of long-term debt	(605.7)	(96.4)
Payment of delayed purchase price arrangement	(543.3)	—
Payments of minimum tax withholdings on stock-based payment awards	(28.4)	(18.0)
Payments of financing costs of long-term debt	(13.8)	(82.2)
Proceeds from issuance of long-term debt	905.0	3,725.0
Proceeds from noncontrolling interests	115.0	—
Excess tax benefits from stock-based payment awards	78.0	65.4
Proceeds from shares issued under equity compensation plans	63.7	125.9
Net proceeds from notes payable	13.1	57.3
Net cash provided by (used in) financing activities	(16.4)	3,777.0

Effect of exchange rate changes on cash and cash equivalents	(2.5)	(7.0)

Net increase (decrease) in cash and cash equivalents	46.2	(267.6)
Cash and cash equivalents, beginning of year	63.9	331.5
Cash and cash equivalents, end of year	$110.1	$63.9

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

On June 7, 2013, we acquired the remaining 50% equity interest in Crown Imports, a brewery located in Nava, Coahuila, Mexico and an exclusive perpetual brand license in the U.S. to import, market and sell the Mexican beer brands Crown Imports currently sells in the U.S. market (the “Beer Business Acquisition”). We define consolidated organic net sales for the year ended February 28, 2015, as reported net sales less net sales of Beer Business Acquisition products. We provide organic net sales and percentage change in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) because we use this information in monitoring and evaluating the underlying business trends of our continuing operations. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency Percent Change (1)	Years Ended				Constant Currency Percent Change (1)
	February 28, 2015	February 28, 2014	Percent Change	Currency Impact		February 28, 2015	February 28, 2014	Percent Change	Currency Impact
Consolidated net sales	$1,356.2	$1,291.2	5%	(1%)	6%	$6,028.0	$4,867.7	24%	(1%)	25%
Less: Beer Business Acquisition (2)	—	—				(941.1)	—
Consolidated organic net sales	$1,356.2	$1,291.2	5%	(1%)	6%	$5,086.9	$4,867.7	5%	(1%)	5%

Wine and Spirits net sales	$691.9	$693.4	—%	(2%)	2%	$2,839.4	$2,845.5	—%	(1%)	1%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2014, through June 6, 2014, included in the year ended February 28, 2015.

Constellation Brands, Inc. and Subsidiaries BEER SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION (in millions, branded product, 24-pack, 12-ounce case equivalents)

	Three Months Ended			Years Ended
	February 28, 2015	February 28, 2014	Percent Change	February 28, 2015	February 28, 2014	Percent Change
Net sales	$661.0	$597.8	10.6%	$3,188.6	$2,835.6	12.4%

Shipment volume	41.7	37.7	10.6%	201.4	182.4	10.4%

Depletion volume (1)			9.4%			8.3%

WINE AND SPIRITS SUPPLEMENTAL SHIPMENT, DEPLETION AND U.S. FOCUS BRANDS INFORMATION (in millions, branded product, 9-liter case equivalents)

	Three Months Ended			Years Ended
	February 28, 2015	February 28, 2014	Percent Change	February 28, 2015	February 28, 2014	Percent Change
Shipment volume	16.1	16.8	(4.2%)	66.0	66.8	(1.2%)
U.S. Domestic shipment volume	12.8	13.2	(3.0%)	50.5	51.3	(1.6%)
U.S. Domestic Focus Brands shipment volume (2)	8.7	9.2	(5.4%)	35.2	35.9	(1.9%)

U.S. Domestic depletion volume (1)			(0.6%)			(0.1%)
U.S. Domestic Focus Brands depletion volume (1) (2)			—%			0.3%

(1)	Depletions represent distributor shipments of our respective branded products to retail customers, based on third party data.

(2)
U.S. Domestic Focus Brands include the following brands:  Arbor Mist, Blackstone, Black Box, Black Velvet Canadian Whisky, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Mount Veeder, Nobilo, Ravenswood, Rex Goliath, Robert Mondavi, Ruffino, Simi, SVEDKA Vodka, Toasted Head and Wild Horse.

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION (in millions)

	Three Months Ended			Years Ended
	February 28, 2015	February 28, 2014	Percent Change	February 28, 2015	February 28, 2014	Percent Change
Beer (1)
Segment net sales	$661.0	$597.8	11%	$3,188.6	$2,835.6	12%
Segment gross profit	$303.8	$278.3	9%	$1,465.8	$1,132.1	29%
% Net sales	46.0%	46.6%		46.0%	39.9%
Segment operating income	$217.2	$200.0	9%	$1,017.8	$772.9	32%
% Net sales	32.9%	33.5%		31.9%	27.3%

Wine and Spirits
Wine net sales	$611.2	$615.9	(1%)	$2,523.4	$2,554.2	(1%)
Spirits net sales	80.7	77.5	4%	316.0	291.3	8%
Segment net sales	$691.9	$693.4	—%	$2,839.4	$2,845.5	—%
Segment gross profit	$288.1	$271.3	6%	$1,172.3	$1,117.1	5%
% Net sales	41.6%	39.1%		41.3%	39.3%
Segment operating income	$161.9	$165.9	(2%)	$674.3	$637.8	6%
% Net sales	23.4%	23.9%		23.7%	22.4%
Equity in earnings (losses) of equity method investees	$0.4	$(0.5)	NM	$21.5	$17.6	22%

Consolidation and eliminations related to Crown Imports (1) (2)
Net sales	$—	$—		$—	$(813.4)
Gross profit	$—	$—		$—	$(241.5)
Operating income	$—	$—		$—	$(142.6)
Equity in earnings of Crown Imports	$—	$—		$—	$70.3

Corporate Operations and Other segment operating loss	$(29.4)	$(28.1)	5%	$(109.1)	$(99.8)	9%

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION (continued) (in millions)

	Three Months Ended		Years Ended
	February 28, 2015	February 28, 2014	February 28, 2015	February 28, 2014
Reportable segment operating income (A)	$349.7	$337.8	$1,583.0	$1,168.3
Unusual Items	4.0	(8.4)	(82.8)	1,269.4
Consolidated operating income (GAAP)	$353.7	$329.4	$1,500.2	$2,437.7

Reportable segment equity in earnings (losses) of equity method investees (B)	$0.4	$(0.5)	$21.5	$87.9
Unusual Items	—	—	—	(0.1)
Consolidated equity in earnings (losses) of equity method investees (GAAP)	$0.4	$(0.5)	$21.5	$87.8

Consolidated earnings before interest and taxes (Non-GAAP) (A+B)	$350.1	$337.3	$1,604.5	$1,256.2

(1)
Prior to the Beer Business Acquisition, we accounted for our investment in Crown Imports under the equity method of accounting. Due to its significance, Crown Imports was a reportable segment for us with appropriate elimination of the unconsolidated joint venture’s result of operations and recognition of equity in earnings of Crown Imports for segment presentation. In connection with the Beer Business Acquisition and the resulting consolidation of the results of operations of the acquired businesses, the former Crown Imports segment, together with the acquired brewery, is now referred to as the beer segment.

(2)	For the period March 1, 2013, through June 6, 2013, included in the year ended February 28, 2014.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because we use this information in evaluating the results of our continuing operations and/or internal goal setting. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the periods presented. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Please refer to our website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended February 28, 2015			Three Months Ended February 28, 2014			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)
Net sales	$1,356.2	$(3.3)	$1,352.9	$1,291.2		$1,291.2	5%	5%
Cost of product sold	(758.6)	(2.4)		(742.3)	$0.7
Gross profit	597.6	(5.7)	$591.9	548.9	0.7	$549.6	9%	8%
Selling, general and administrative expenses	(243.9)	1.7		(219.5)	7.7
Operating income	353.7	(4.0)	$349.7	329.4	8.4	$337.8	7%	4%
Equity in earnings (losses) of equity method investees	0.4			(0.5)
EBIT			$350.1			$337.3	NA	4%
Interest expense	(80.3)			(88.5)
Income before income taxes	273.8	(4.0)	$269.8	240.4	8.4	$248.8	14%	8%
Provision for income taxes	(62.3)	(0.2)		(83.2)	(3.5)
Net income	211.5	(4.2)		157.2	4.9
Net loss attributable to noncontrolling interests	3.1	(2.9)		—
Net income attributable to CBI	$214.6	$(7.1)	$207.5	$157.2	$4.9	$162.1	37%	28%

EPS (1)	$1.06	$(0.04)	$1.03	$0.79	$0.02	$0.81	34%	27%

Weighted average common shares outstanding - diluted	202.206		202.206	199.161		199.161

Gross margin	44.1%		43.8%	42.5%		42.6%
Operating margin	26.1%		25.8%	25.5%		26.2%
Effective tax rate	22.8%		23.2%	34.6%		34.8%

	Three Months Ended February 28, 2015			Three Months Ended February 28, 2014
Adjustments	Acquisitions, Divestitures and Related Costs (2)	Other (3)	Total	Acquisitions, Divestitures and Related Costs (2)	Restructuring and Related Charges	Other (3)	Total
Net sales	$—	$(3.3)	$(3.3)	$—	$—	$—	$—
Cost of product sold	$0.9	$(3.3)	$(2.4)	$1.7	$—	$(1.0)	$0.7
Selling, general and administrative expenses	$9.4	$(7.7)	$1.7	$7.5	$0.2	$—	$7.7
Operating income	$10.3	$(14.3)	$(4.0)	$9.2	$0.2	$(1.0)	$8.4
Provision for income taxes	$(1.4)	$1.2	$(0.2)	$(3.9)	$—	$0.4	$(3.5)
Net loss attributable to noncontrolling interests	$(2.9)	$—	$(2.9)	$—	$—	$—	$—
Net income attributable to CBI	$6.0	$(13.1)	$(7.1)	$5.3	$0.2	$(0.6)	$4.9

EPS (1)	$0.03	$(0.06)	$(0.04)	$0.03	$—	$—	$0.02

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended February 28, 2015, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs associated with the Beer Business Acquisition and the acquisition of a glass production plant. For the three months ended February 28, 2014, acquisitions, divestitures and related costs consist primarily of integration and other acquisition-related costs associated with the Beer Business Acquisition.

(3)
For the three months ended February 28, 2015, other consists primarily of (i)  recovery of costs associated with the second quarter of fiscal 2015 voluntary product recall of select packages in the U.S. and Guam containing 12-ounce clear glass bottled of Corona Extra beer that may contain small particles of glass, (ii)  a gain from an adjustment to a certain guarantee originally recorded in connection with a prior divestiture and (iii)  a net gain on the sale of and the write-down of certain property, plant and equipment.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

	Year Ended February 28, 2015			Year Ended February 28, 2014			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)
Net sales	$6,028.0		$6,028.0	$4,867.7		$4,867.7	24%	24%
Cost of product sold	(3,449.4)	$59.5		(2,876.0)	$16.0
Gross profit	2,578.6	59.5	$2,638.1	1,991.7	16.0	$2,007.7	29%	31%
Selling, general and administrative expenses	(1,078.4)	23.3		(895.1)	55.7
Impairment of goodwill and intangible assets	—			(300.9)	300.9
Gain on remeasurement to fair value of equity method investment	—			1,642.0	(1,642.0)
Operating income	1,500.2	82.8	$1,583.0	2,437.7	(1,269.4)	$1,168.3	(38%)	35%
Equity in earnings of equity method investees	21.5			87.8	0.1
EBIT			$1,604.5			$1,256.2	NA	28%
Interest expense	(337.7)			(323.2)
Loss on write-off of financing costs	(4.4)	4.4		—
Income before income taxes	1,179.6	87.2	$1,266.8	2,202.3	(1,269.3)	$933.0	(46%)	36%
Provision for income taxes	(343.4)	(30.6)		(259.2)	(32.1)
Net income	836.2	56.6		1,943.1	(1,301.4)
Net loss attributable to noncontrolling interests	3.1	(2.9)		—
Net income attributable to CBI	$839.3	$53.7	$893.0	$1,943.1	$(1,301.4)	$641.7	(57%)	39%

EPS (1)	$4.17	$0.27	$4.44	$9.83	$(6.59)	$3.25	(58%)	37%

Weighted average common shares outstanding - diluted	201.224		201.224	197.570		197.570

Gross margin	42.8%		43.8%	40.9%		41.2%
Operating margin	24.9%		26.3%	50.1%		24.0%
Effective tax rate	29.1%		29.5%	11.8%		31.2%

	Year Ended February 28, 2015			Year Ended February 28, 2014
Adjustments	Acquisitions, Divestitures and related costs (4)	Other (5)	Total	Acquisitions, Divestitures and related costs (4)	Restructuring and related charges	Other (5)	Total
Cost of product sold	$28.4	$31.1	$59.5	$17.0	$—	$(1.0)	$16.0
Selling, general and administrative expenses	$30.5	$(7.2)	$23.3	$51.5	$(2.8)	$7.0	$55.7
Impairment of goodwill and intangible assets	$—	$—	$—	$—	$—	$300.9	$300.9
Gain on remeasurement to fair value of equity method investment	$—	$—	$—	$(1,642.0)	$—	$—	$(1,642.0)
Operating income	$58.9	$23.9	$82.8	$(1,573.5)	$(2.8)	$306.9	$(1,269.4)
Equity in earnings of equity method investees	$—	$—	$—	$0.1	$—	$—	$0.1
Loss on write-off of financing costs	$—	$4.4	$4.4	$—	$—	$—	$—
Provision for income taxes	$(16.5)	$(14.1)	$(30.6)	$(25.2)	$1.1	$(8.0)	$(32.1)
Net loss attributable to noncontrolling interests	$(2.9)	$—	$(2.9)	$—	$—	$—	$—
Net income attributable to CBI	$39.5	$14.2	$53.7	$(1,598.6)	$(1.7)	$298.9	$(1,301.4)

EPS (1)	$0.20	$0.07	$0.27	$(8.09)	$(0.01)	$1.51	$(6.59)

(4)
For the year ended February 28, 2015, acquisitions, divestitures and related costs consist primarily of integration and other acquisition-related costs associated with the Beer Business Acquisition. For the year ended February 28, 2014, acquisitions, divestitures and related costs consist primarily of the gain on remeasurement to fair value of the company’s preexisting equity interest in Crown Imports, partially offset by transaction, integration and other acquisition-related costs associated with the Beer Business Acquisition.

(5)
For the year ended February 28, 2015, other consists primarily of a net loss from the mark to fair value of undesignated commodity derivative contracts, primarily driven by diesel fuel derivative contracts, and a loss on the write-off of financing costs, partially offset by a gain from an adjustment to a certain guarantee originally recorded in connection with a prior divestiture and a net gain on the sale of and the write-down of certain property, plant and equipment. For the year ended February 28, 2014, other consists of impairment of certain goodwill and intangible assets and a prior period adjustment for deferred compensation related to certain employment agreements.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - EPS

EPS Guidance	Range for the Year Ending February 29, 2016
Forecasted EPS - reported basis (GAAP)	$4.55	$4.75
Acquisitions, divestitures and related costs (1)	0.15	0.15
Forecasted EPS - comparable basis (Non-GAAP) (2)	$4.70	$4.90

Actual for the Year Ended February 28, 2015
EPS - reported basis (GAAP)	$4.17
Acquisitions, divestitures and related costs (1)	0.20
Other (3)	0.07
EPS - comparable basis (Non-GAAP) (2)	$4.44

(1)
Includes an estimated $0.15 EPS for the year ending February 29, 2016, primarily associated with integration and other acquisition-related costs in connection with the Beer Business Acquisition. Includes $0.17 and $0.02 EPS for the year ended February 28, 2015, associated with transaction, integration and other acquisition-related costs recognized in connection with the Beer Business Acquisition and the December 2014 acquisition of a glass production plant in Nava, Coahuila, Mexico, respectively. (2)

(2)	May not sum due to rounding as each item is computed independently.

(3)
Includes $0.09, $0.02, $0.01, ($0.03) and ($0.02) EPS for the year ended February 28, 2015, consisting primarily of (i)  a net loss from the mark to fair value of undesignated commodity derivative contracts, primarily driven by diesel fuel derivative contracts, (ii)  a loss on the write-off of financing costs and (iii)  a loss on certain assets in connection with an earthquake in Napa, California; partially offset by a gain from an adjustment to a certain guarantee originally recorded in connection with a prior divestiture and a net gain on the sale of and the write-down of certain property, plant and equipment, respectively. (2)

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - FREE CASH FLOW
(in millions)

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2016
Net cash provided by operating activities (GAAP)	$1,150.0	$1,350.0
Purchases of property, plant and equipment	(1,050.0)	(1,150.0)
Free cash flow (Non-GAAP)	$100.0	$200.0
	Actual for the Year Ended February 28, 2015	Actual for the Year Ended February 28, 2014
Net cash provided by operating activities (GAAP)	$1,081.0	$826.2
Purchases of property, plant and equipment	(719.4)	(223.5)
Free cash flow (Non-GAAP)	$361.6	$602.7